Exhibit 99.1

Sonic Foundry Announces Second Fiscal Quarter 2022 Financial Results

MADISON, Wis. – May 11, 2022 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader in video creation and management solutions, and virtual and hybrid events, today announced consolidated financial results for its fiscal 2022 second quarter ended March 31, 2022.

Highlights for the Second Quarter Ended March 31, 2022

•	Total revenue was $7.2 million compared to $8.7 million in the prior year quarter primarily due to deferred customer support revenue related to COVID and economic weakness in Japan.
•	Gross margin was 71% of sales versus 70% of sales in the comparable quarter, the slight change being due primarily to a shift in revenue mix during the quarter.
•	Net loss attributable to common stockholders was $0.15 per share compared to net income of $0.03 per diluted share in the second fiscal quarter of 2021, reflecting investments made to enter new markets per previously disclosed strategy.
•	Adjusted EBITDA was a negative $787 thousand compared to positive $852 thousand in the first fiscal quarter of 2021.

Year-to-Date Financial Highlights

•	Total year-to-date revenues of $14.5 million compared to $17.9 million in the same period of 2021, a $3.4 million or 19 percent decrease.
•	Year-to-date gross margin was $10.3 million, or 71 percent of sales, compared to $12.9 million, or 72 percent of sales, in the same period of 2021.
•	Year-to-date net loss attributable to common stockholders of $2.9 million, or $0.35 per share, compared to net income of $889 thousand or $0.11 per share, in the same period of 2021.
•	Year-to-date adjusted EBITDA was a loss of $1.8 million compared to $2.2 million, in the same year-to-date period of 2021.

Management Commentary:

"While our second quarter financial results were sub-optimal, they were in line with our expectations for multiple reasons. First, even with the world gradually returning to in-person meetings and conferences, our events business continued to reflect slower demand than we experienced pre-pandemic. Second, sales for Mediasite enterprise systems declined as increased economic uncertainty began motivating organizations to closely evaluate variable expenses.  As I said in my first quarter commentary, we can assume these disruptions to our base video business will eventually be resolved, and when they are, we’ll see a lift in its revenues and profitability,” said Joe Mozden, Jr., CEO of Sonic Foundry.

“Regardless of factors currently dampening our core business, we recognized two years ago that Mediasite products and services had growth and scale limitations even in the best of times. It was at that point that I joined Sonic Foundry and built a new leadership team to disrupt our own company. Through the test-and-learn process of design theory, we are charting a new course that will lead us to substantial and untapped market opportunities. It is important to understand that Mediasite provides the foundation of our transformation, and we are now unlocking its embedded value as a recognized leader in video creation and management solutions.”

“To give you context on how our legacy business is the springboard for our new ventures, I’ll start with Vidable™, which is a next-gen, software solution for video, beyond Mediasite’s hardware capabilities. Vidable™ sits at the intersection of video editing, enterprise video, and AI and addresses a $15 billion target market.   With Vidable™, we have the world’s most complete collection of AI for video that can deliver instant, comprehensive, and automated video transformation at scale. Our Mediasite Cloud delivers a tremendous data advantage in Vidable’s creation—over 2 petabytes (2,000 terabytes…very big) of video that resides in our cloud. We plan to scale it across our 1,600+ existing customers and attract new customers with its strong value proposition—ease-of-use, providing significant reduction in human labor and agnostic to all enterprise video platforms. Vidable™ is real and we are already using its technology to enhance customer’s video content. Today we live in a world of video creation and consumption, and this is the future of video.”

“Our second major initiative is Global Learning Exchange™, which will enable students in emerging countries to attain first-class higher education in a flexible, cost-effective, locally supported environment. This is a groundbreaking solution that creates access to educational opportunity, which is a known driver of social mobility. Higher education has always been a strong vertical for Sonic Foundry, and we are leveraging our long-term relationships with universities to launch Global Learning Exchange™. As previously announced, we have begun construction on our first GLX hub in the Bahamas in partnership with the Bahamas Institute of Business and Technology. We have numerous memos of understanding with other institutions who are searching for solutions to address declining enrollment while at the same time advancing their mission to educate and prepare tomorrow’s leaders.”

“Transformation is never easy but it’s absolutely necessary in order to create sustainable value for all our stakeholders. To fund our new businesses, we successfully raised $4.3 million in gross proceeds through a public offering in April. I am very pleased with the progress our team is making and we are completely aligned in our mission to transform a 30-year-old company with a modest growth profile into a modern, high-growth enterprise.  I’m confident that we are bringing passion, purpose, and strengths to the table,” concluded Mozden.

Fiscal Second Quarter 2022 Operating Results

Service revenue, which included support, cloud services, events, and professional services was $5.1 million for fiscal quarter ended March 31, 2022, compared to prior year quarter service revenue of $6.1 million. Product revenue was $2.2 million compared to $2.6 million during the same period last year. Event revenue in the second quarter of 2022 was $1 million, compared with $1.3 million reported in the comparable year-ago quarter. Gross margin was $5.2 million for the second quarter of fiscal 2022, compared with $6.1 million in the same period of the prior fiscal year.

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense, and, severance from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net income to adjusted EBITDA for the year to date and second quarter ended March 31, 2022, and 2021 are included in the release.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ:SOFO) is the global leader for video capture, management, and streaming solutions as well as virtual and hybrid events. Trusted by thousands of educational institutions, corporations, health organizations and government entities in over 65 countries. Sonic Foundry's solutions include Mediasite®, Vidable™ and Global Learning Exchange™. Learn more at www.sonicfoundry.com.

© 2022 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Forward Looking Statements

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward-looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Contacts

Media:

Maggie Habib, mPR, Inc.

maggie@mpublicrelations.com

310-916-6934

Investors:

Margaret Boyce, Financial Profiles

mboyce@finprofiles.com

310-622-8247

Sonic Foundry, Inc.

Consolidated Balance Sheets

(in thousands, except for share data)

(Unaudited)

	March 31,	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$4,411	$9,989
Accounts receivable, net of allowances of $20 and $236	4,434	5,167
Inventories, net	1,125	442
Investment in sales-type lease, current	278	294
Capitalized commissions, current	287	360
Prepaid expenses and other current assets	1,160	1,153
Total current assets	11,695	17,405
Property and equipment:
Leasehold improvements	1,100	1,111
Computer equipment	9,177	8,527
Furniture and fixtures	1,620	1,528
Total property and equipment	11,897	11,166
Less accumulated depreciation and amortization	8,597	8,368
Property and equipment, net	3,300	2,798
Other assets:
Investment in sales-type lease, long-term	376	490
Capitalized commissions, long-term	69	76
Right-of-use assets under operating leases	2,390	2,441
Other long-term assets	1,354	805
Total assets	$19,184	$24,015
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	2,043	1,072
Accrued liabilities	1,756	2,522
Current portion of unearned revenue	6,973	9,413
Current portion of finance lease obligations	41	79
Current portion of operating lease obligations	1,128	930
Total current liabilities	11,941	14,016
Long-term portion of unearned revenue	1,577	1,614
Long-term portion of finance lease obligations	20	26
Long-term portion of operating lease obligations	1,338	1,583
Long-term portion of notes payable and warrant debt	541	556
Derivative liability, at fair value	23	53
Other liabilities	111	27
Total liabilities	15,551	17,875
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding, at amounts paid in	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 25,000,000 shares; 9,139,282 and 9,064,821 shares issued, respectively and 9,126,566 and 9,052,105 shares outstanding, respectively	91	91
Additional paid-in capital	213,812	213,278
Accumulated deficit	(209,306)	(206,442)
Accumulated other comprehensive loss	(795)	(618)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	3,633	6,140
Total liabilities and stockholders’ equity	$19,184	$24,015

Sonic Foundry, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share data)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenue:
Product and other	$2,162	$2,586	$4,171	$4,747
Services	5,081	6,125	10,325	13,129
Total revenue	7,243	8,711	14,496	17,876
Cost of revenue:
Product and other	748	951	1,609	1,764
Services	1,331	1,624	2,575	3,222
Total cost of revenue	2,079	2,575	4,184	4,986
Gross margin	5,164	6,136	10,312	12,890
Operating expenses:
Selling and marketing	3,233	2,895	6,324	5,905
General and administrative	1,268	1,055	3,066	2,253
Product development	1,918	1,731	3,692	3,472
Total operating expenses	6,419	5,681	13,082	11,630
Income (Loss) from operations	(1,255)	455	(2,770)	1,260
Non-operating expenses:
Interest expense, net	(10)	(23)	(5)	(52)
Other expense, net	(17)	(38)	(36)	(27)
Total non-operating expense	(27)	(61)	(41)	(79)
Income (Loss) before income taxes	(1,282)	394	(2,811)	1,181
Income tax expense	(54)	(137)	(53)	(292)
Net income (loss)	$(1,336)	$257	$(2,864)	$889
Dividends on preferred stock	—	—	—	—
Net income (loss) attributable to common stockholders	$(1,336)	$257	$(2,864)	$889
Income (Loss) per common share:
Basic net income (loss) per common share	$(0.15)	$0.03	$(0.35)	$0.11
Diluted net income (loss) per common share	$(0.15)	$0.03	$(0.35)	$0.11
Weighted average common shares – Basic	9,114,451	8,040,513	9,095,810	8,001,723
– Diluted	9,114,451	8,557,788	9,095,810	8,451,913

Sonic Foundry, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	March 31
	2022	2021
Operating activities
Net Income (Loss)	$(2,864)	$889
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of warrant debt, debt discount and debt issuance costs	15	33
Depreciation and amortization of property and equipment	534	539
Loss on sale of fixed assets	167	5
Provision for doubtful accounts	(83)	3
Stock-based compensation expense related to stock options	409	283
Remeasurement (gain) loss on derivative liability	(30)	19
Changes in operating assets and liabilities:
Accounts receivable	654	925
Inventories	(689)	71
Investment in sales-type lease	87	63
Capitalized commissions	80	154
Prepaid expenses and other current assets	(63)	(45)
Right-of-use assets under operating leases	(16)	655
Operating lease obligations	27	(665)
Other long-term assets	358	(93)
Accounts payable and accrued liabilities	176	(1,628)
Other long-term liabilities	94	17
Unearned revenue	(2,349)	(2,495)
Net cash used in operating activities	(3,493)	(1,270)
Investing activities
Purchases of property and equipment	(1,017)	(448)
Capitalization of software development costs	(954)	—
Net cash used in investing activities	(1,971)	(448)
Financing activities
Payments on notes payable	—	(618)
Proceeds from exercise of common stock	20	10
Proceeds from exercise of common stock options	105	209
Payments on capital lease and financing arrangements	(43)	(76)
Net cash provided by (used in) financing activities	82	(475)
Changes in cash and cash equivalents due to changes in foreign currency	(196)	(1)
Net decrease in cash and cash equivalents	(5,578)	(2,194)
Cash and cash equivalents at beginning of year	9,989	7,619
Cash and cash equivalents at end of year	$4,411	$5,425
Supplemental cash flow information:

Interest paid	$2	$31
Income taxes paid, foreign	41	44
Non-cash financing and investing activities:
Property and equipment financed by finance lease or accounts payable	234	—

Sonic Foundry, Inc.

Consolidated Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net income (loss)	$(1,336)	$257	$(2,864)	$889
Add:
Depreciation and amortization	281	270	534	539
Income tax expense	54	137	53	292
Interest expense	10	23	5	52
Stock-based compensation expense	188	165	409	283
Severance	16	-	16	101
Adjusted EBITDA	$(787)	$852	$(1,847)	$2,156